NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND ANNOUNCES IMPACT OF HURRICANES

AUSTIN, TEXAS, October 11, 2005 — Temple-Inland announced today production has resumed at the linerboard mill in Orange, Texas, and lumber mills in Pineland and Buna, Texas and DeQuincy, Louisiana. All of the affected financial services banking centers have resumed operations. Operations at these locations had been suspended due to the effects of Hurricane Rita.

Third quarter 2005 pre-tax income will be adversely affected by about $27 million for hurricane related losses, expenses and downtime, including approximately $10 million for Hurricane Katrina and $17 million for Hurricane Rita. Of the $27 million, about $15 million (principally related to facility and timber losses due to wind and water damage, employee and community assistance and other costs) will be reported as a special item. The remaining $12 million (principally related to mill downtime and start-up expenses) will be included as a reduction of segment operating income, substantially all of which applies to the corrugated packaging operation.

The $15 million of special items includes an estimated $7 million loss due to damage to the company’s Texas and Louisiana forest by Hurricane Rita, and represents an initial assessment of the book value of timber damaged less estimated recoveries. The damage to the forest will not materially affect long-term results of operations or cash flow.

Net income per diluted share for third quarter 2005 is anticipated to be approximately $0.32. Net income includes after-tax special items of approximately $0.13 per diluted share, a majority of which are related to the hurricanes. Excluding special items, income per share in third quarter 2005 is anticipated to be approximately $0.45 per diluted share.

In commenting on the hurricanes, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc., said, “We are pleased that there were no reported injuries to employees due to the hurricanes, and all facilities have resumed operation. We are very proud of our employees and their participation in the clean-up process. Throughout Temple-Inland, employees have done a remarkable job responding to both hurricanes.”

Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner.

Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.

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